Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 282565

Addendum No. 1 to the Pricing Supplement dated January 31, 2025 to the accompanying Prospectus, the Prospectus Supplement, the Underlier Supplement and the Product Supplement, each dated November 8, 2024

The Bank of Nova Scotia

$284,000 Capped Trigger Participation Notes

Linked to the S&P 500® Equal Weight Index Due February 3, 2028

As described in the pricing supplement dated January 31, 2025 related to the notes referred to above with the CUSIP and ISIN referred to below (the “pricing supplement”), the initial level is the lowest closing level of the reference asset during the observation period which ended on April 30, 2025. Accordingly, the initial level has been determined and is as follows:

Initial level: the lowest closing level of the reference asset during the observation period, which was 6,199.97 (the closing level of the reference asset on April 8, 2025)

CUSIP no.: 06418VCB8

ISIN no.: US06418VCB80

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-14 of the accompanying pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this addendum, the accompanying pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

You should read this addendum together with the accompanying pricing supplement and the product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Pricing Supplement dated January 31, 2025:

http://www.sec.gov/Archives/edgar/data/9631/000183988225006715/bns_424b2-03148.htm

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Addendum No. 1 dated May 7, 2025